Exhibit 99.1

Southern First Reports Results for First Quarter 2021

Greenville, South Carolina, April 27, 2021 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, today announced its financial results for the three-month period ended March 31, 2021.

“We are off to a strong start in 2021 with record earnings for the first quarter,” stated Art Seaver, the company’s Chief Executive Officer. “I am proud of our team for continuing to provide a distinguishing value to our clients and for the impressive growth on both sides of our balance sheet. Our mortgage team had another excellent quarter, and we are excited about our overall performance.”

2021 First Quarter Highlights

●	Net income improved to $10.4 million, a 266.0% increase over Q1 2020
●	Diluted earnings per common share improved to $1.31 per share, a 263.9% increase over Q1 2020
●	Total loans increased 7.6% to $2.2 billion at Q1 2021, compared to $2.0 billion at Q1 2020
●	Total deposits increased 11.5% to $2.3 billion at Q1 2021, compared to $2.0 billion at Q1 2020
●	Net interest margin improved to 3.60%, compared to 3.43% for Q1 2020

	Quarter Ended
	March 31	December 31	September 30	June 30	March 31
	2021	2020	2020	2020	2020
Earnings ($ in thousands, except per share data):
Net income available to common shareholders	$10,366	8,601	2,217	4,678	2,832
Earnings per common share, diluted	1.31	1.10	0.28	0.60	0.36
Total revenue(1)	27,177	27,947	28,221	28,981	22,014
Net interest margin (tax-equivalent)(2)	3.60%	3.55%	3.52%	3.42%	3.43%
Return on average assets(3)	1.68%	1.38%	0.36%	0.77%	0.51%
Return on average equity(3)	18.22%	15.51%	4.03%	8.78%	5.42%
Efficiency ratio(4)	52.11%	52.04%	50.26%	43.63%	56.20%
Noninterest expense to average assets (3)	2.30%	2.36%	2.34%	2.09%	2.23%
Balance Sheet ($ in thousands):
Total loans(5)	$2,183,682	2,142,867	2,078,540	2,036,801	2,030,261
Total deposits	2,258,751	2,142,758	2,181,056	2,188,643	2,025,698
Core deposits(6)	2,161,759	2,011,903	2,011,919	1,991,005	1,804,027
Total assets	2,579,922	2,482,587	2,479,411	2,482,295	2,372,249
Loans to deposits	96.68%	100.01%	95.30%	93.06%	100.23%
Holding Company Capital Ratios(7):
Total risk-based capital ratio	14.82%	14.40%	14.15%	13.76%	13.59%
Tier 1 risk-based capital ratio	12.43%	11.99%	11.73%	11.37%	11.29%
Leverage ratio	10.12%	9.70%	9.47%	9.38%	10.00%
Common equity tier 1 ratio(8)	11.79%	11.34%	11.07%	10.72%	10.63%
Tangible common equity(9)	9.28%	9.20%	8.82%	8.71%	8.87%
Asset Quality Ratios:
Nonperforming assets/ total assets	0.30%	0.37%	0.42%	0.36%	0.42%
Classified assets/tier one capital plus allowance for loan losses	14.42%	8.18%	7.00%	7.51%	7.99%
Loans 30 days or more past due	0.12%	0.17%	0.26%	0.40%	0.60%
Net charge-offs/average loans(5) (YTD annualized)	0.07%	0.10%	0.11%	0.12%	0.04%
Allowance for loan losses/loans(5)	1.99%	2.06%	2.03%	1.55%	1.11%
Allowance for loan losses/nonaccrual loans	557.47%	547.14%	482.43%	350.74%	226.14%
[Footnotes to table located on page 6]

INCOME STATEMENTS – Unaudited

	Quarter Ended
	Mar 31	Dec 31	Sept 30	Jun 30	Mar 31
(in thousands, except per share data)	2021	2020	2020	2020	2020
Interest income
Loans	$22,465	23,171	23,042	23,554	23,367
Investment securities	301	325	310	384	396
Federal funds sold	47	51	63	53	103
Total interest income	22,813	23,547	23,415	23,991	23,866
Interest expense
Deposits	1,155	1,861	2,393	3,627	5,174
Borrowings	385	383	385	590	594
Total interest expense	1,540	2,244	2,778	4,217	5,768
Net interest income	21,273	21,303	20,637	19,774	18,098
Provision for loan losses	(300)	2,300	11,100	10,200	6,000
Net interest income after provision for loan losses	21,573	19,003	9,537	9,574	12,098
Noninterest income
Mortgage banking income	4,633	5,064	6,277	5,776	2,668
Service fees on deposit accounts	185	190	211	197	262
ATM and debit card income	470	483	465	394	398
Income from bank owned life insurance	267	281	270	270	270
Loss on extinguishment of debt	-	-	-	(37)	-
Net lender fees on PPP loan sale	-	-	-	2,247	-
Other income	349	626	361	360	318
Total noninterest income	5,904	6,644	7,584	9,207	3,916
Noninterest expense
Compensation and benefits	6,683	6,836	6,666	6,394	6,390
Mortgage production costs	2,867	3,057	2,666	2,368	1,807
Occupancy	1,637	1,596	1,601	1,496	1,533
Other real estate owned expenses	387	550	673	-	-
Outside service and data processing costs	1,142	1,052	1,046	1,055	1,070
Insurance	301	385	377	298	320
Professional fees	421	501	395	475	400
Marketing	182	146	165	86	230
Other	542	421	594	472	622
Total noninterest expenses	14,162	14,544	14,183	12,644	12,372
Income before provision for income taxes	13,315	11,103	2,938	6,137	3,642
Income tax expense	2,949	2,502	721	1,459	810
Net income available to common shareholders	$10,366	8,601	2,217	4,678	2,832

Earnings per common share – Basic	$1.33	1.11	0.29	0.61	0.37
Earnings per common share – Diluted	1.31	1.10	0.28	0.60	0.36
Basic weighted average common shares	7,807	7,741	7,732	7,722	7,679
Diluted weighted average common shares	7,941	7,836	7,815	7,819	7,827
[Footnotes to table located on page 6]

Net income for the first quarter of 2021 was $10.4 million, or $1.31 per diluted share, a $1.8 million increase from the fourth quarter of 2020 and a $7.5 million increase from the first quarter of 2020. Net interest income decreased $30 thousand for the first quarter of 2021, compared with the fourth quarter of 2020, and increased $3.2 million, or 17.5%, compared to the first quarter of 2020. While our interest expense continues to decrease compared to the prior periods, our interest income has also been reduced due to lower market rates.

The provision for loan losses decreased $2.6 million, resulting in a negative provision of $300 thousand for the first quarter of 2021, compared to $2.3 million for the fourth quarter of 2020 and $6.0 million for the first quarter of 2020. The negative provision for the first quarter of 2021 was driven by a reduction in qualitative adjustment factors related to improvement in the economic and business conditions at both the national and regional levels as of March 31, 2021, partially offset by downgrades in our hotel loan portfolio as we believe the tourism and hospitality industry remains at risk for credit losses due to the COVID-19 pandemic.

Noninterest income totaled $5.9 million for the first quarter of 2021, a $740 thousand decrease from the fourth quarter of 2020 and a $2.0 million increase from the first quarter of 2020. As the largest component of our noninterest income, mortgage banking income was the driving factor in the change in noninterest income from the prior quarter and the prior year.

Noninterest expense for the first quarter of 2021 decreased $382 thousand compared with the fourth quarter of 2020 and increased $1.8 million compared with the first quarter of 2020. The variances from the prior quarter and prior year were driven by mortgage production costs and other real estate owned expenses.

Our effective tax rate was 22.1% for the first quarter of 2021, 22.5% for the fourth quarter of 2020, and 22.2% for the first quarter of 2020. The lower tax rate this quarter relates to the favorable tax impact of stock option transactions during the quarter.

NET INTEREST INCOME AND MARGIN - Unaudited

	For the Three Months Ended
	March 31, 2021			December 31, 2020			March 31, 2020
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands)	Balance	Expense	Rate(3)	Balance	Expense	Rate(3)	Balance	Expense	Rate(3)
Interest-earning assets
Federal funds sold and interest-bearing deposits	$89,522	$47	0.21%	$112,473	$51	0.18%	$46,101	$103	0.90%
Investment securities, taxable	85,136	245	1.17%	83,260	273	1.30%	66,640	381	2.30%
Investment securities, nontaxable(2)	11,000	73	2.68%	9,311	68	2.89%	3,815	19	2.05%
Loans(10)	2,209,569	22,465	4.12%	2,182,619	23,171	4.22%	2,003,554	23,367	4.69%
Total interest-earning assets	2,395,227	22,830	3.87%	2,387,663	23,563	3.93%	2,120,110	23,870	4.53%
Noninterest-earning assets	101,932			90,519			111,338
Total assets	$2,497,159			$2,478,182			$2,231,448
Interest-bearing liabilities
NOW accounts	$280,737	46	0.07%	$276,780	42	0.06%	$227,688	168	0.30%
Savings & money market	1,084,467	586	0.22%	1,058,573	903	0.34%	956,588	3,369	1.42%
Time deposits	213,378	523	0.99%	260,579	916	1.40%	329,664	1,637	2.00%
Total interest-bearing deposits	1,578,582	1,155	0.30%	1,595,932	1,861	0.46%	1,513,940	5,174	1.37%
FHLB advances and other borrowings	2,809	5	0.72%	272	-	-	43,470	158	1.46%
Subordinated debentures	36,008	380	4.28%	35,981	383	4.23%	35,900	436	4.88%
Total interest-bearing liabilities	1,617,399	1,540	0.39%	1,632,185	2,244	0.55%	1,593,310	5,768	1.46%
Noninterest-bearing liabilities	648,969			625,422			427,992
Shareholders’ equity	230,791			220,575			210,146
Total liabilities and shareholders’ equity	$2,497,159			$2,478,182			$2,231,448
Net interest spread			3.48%			3.38%			3.07%
Net interest income (tax equivalent) / margin		$21,290	3.60%		$21,319	3.55%		$18,102	3.43%
Less: tax-equivalent adjustment(2)		17			16			4
Net interest income		$21,273			$21,303			$18,098
[Footnotes to table located on page 6]

Net interest income was $21.3 million for the first quarter of 2021, a slight decrease from the fourth quarter of 2020, resulting from a $733 thousand decrease in interest income, on a tax-equivalent basis, partially offset by a $704 thousand decrease in interest expense. The decrease in interest income was driven by a reduction in yield on our interest-earning assets, while the decrease in interest expense was driven by a reduction in cost of our interest-bearing deposits. In comparison to the first quarter of 2020, net interest income increased $3.2 million resulting primarily from lower deposit costs, partially offset by lower yields on interest-earning assets. Our net interest margin, on a tax-equivalent basis, was 3.60% for the first quarter of 2021, a five-basis point increase from 3.55% for the fourth quarter of 2020 and a 17-basis point increase from 3.43% for the first quarter of 2020. Reduced rates on our interest-bearing liabilities, partially offset by lower yields on our interest-earning assets resulted in the improvement to the net interest margin during the first quarter of 2021.

BALANCE SHEETS - Unaudited

	Ending Balance
	March 31	December 31	September 30	June 30	March 31
(in thousands, except per share data)	2021	2020	2020	2020	2020
Assets
Cash and cash equivalents:
Cash and due from banks	$12,621	12,920	14,916	47,292	17,521
Federal funds sold	68,456	66,023	83,106	87,743	40,277
Interest-bearing deposits with banks	74,268	21,744	64,893	103,371	83,314
Total cash and cash equivalents	155,345	100,687	162,915	238,406	141,112
Investment securities:
Investment securities available for sale	92,997	94,729	87,991	70,997	70,507
Other investments	1,770	3,635	2,589	2,610	5,341
Total investment securities	94,767	98,364	90,580	73,607	75,848
Mortgage loans held for sale	57,073	60,257	63,823	44,169	34,948
Loans (5)	2,183,682	2,142,867	2,078,540	2,036,801	2,030,261
Less allowance for loan losses	(43,499)	(44,149)	(42,219)	(31,602)	(22,462)
Loans, net	2,140,183	2,098,718	2,036,321	2,005,199	2,007,799
Bank owned life insurance	48,869	41,102	40,821	40,551	40,281
Property and equipment, net	61,710	60,236	61,386	61,344	58,656
Deferred income taxes	9,813	9,518	6,510	4,017	4,087
Other assets	12,162	13,705	17,055	15,002	9,518
Total assets	$2,579,922	2,482,587	2,479,411	2,482,295	2,372,249
Liabilities
Deposits	$2,258,751	2,142,758	2,181,056	2,188,643	2,025,698
Federal Home Loan Bank advances	-	25,000	-	-	65,000
Subordinated debentures	36,025	35,998	35,971	35,944	35,917
Other liabilities	45,624	50,537	43,635	41,554	35,159
Total liabilities	2,340,400	2,254,293	2,260,662	2,266,141	2,161,774
Shareholders’ equity
Preferred stock - $.01 par value; 10,000,000 shares authorized	-	-	-	-	-
Common Stock - $.01 par value; 10,000,000 shares authorized	79	78	77	77	77
Nonvested restricted stock	(1,075)	(698)	(989)	(1,001)	(1,105)
Additional paid-in capital	111,181	108,831	108,337	108,031	107,529
Accumulated other comprehensive income (loss)	(90)	1,023	865	805	410
Retained earnings	129,427	119,060	110,459	108,242	103,564
Total shareholders’ equity	239,522	228,294	218,749	216,154	210,475
Total liabilities and shareholders’ equity	$2,579,922	2,482,587	2,479,411	2,482,295	2,372,249
Common Stock
Book value per common share	$30.58	29.37	28.27	27.95	27.27
Stock price:
High	54.09	35.80	27.96	30.49	42.72
Low	35.15	24.15	23.30	24.21	21.64
Period end	46.88	35.35	24.15	27.71	28.37
Common shares outstanding	7,853	7,773	7,738	7,735	7,718
[Footnotes to table located on page 6]

ASSET QUALITY MEASURES - Unaudited

	Quarter Ended
	March 31	December 31	September 30	June 30	March 31
(dollars in thousands)	2021	2020	2020	2020	2020
Nonperforming Assets
Commercial
Owner occupied RE	$-	-	-	-	-
Non-owner occupied RE	1,127	1,143	1,059	2,428	3,268
Construction	135	139	143	-	-
Commercial business	190	195	201	229	231
Consumer
Real estate	2,762	2,536	2,518	1,324	1,821
Home equity	439	547	632	360	427
Construction	-	-	-	-	-
Other	-	-	-	-	-
Nonaccruing troubled debt restructurings	3,150	3,509	4,198	4,669	4,186
Total nonaccrual loans	7,803	8,069	8,751	9,010	9,933
Other real estate owned	-	1,169	1,684	-	-
Total nonperforming assets	$7,803	9,238	10,435	9,010	9,933
Nonperforming assets as a percentage of:
Total assets	0.30%	0.37%	0.42%	0.36%	0.42%
Total loans	0.36%	0.43%	0.50%	0.44%	0.49%
Accruing troubled debt restructurings (TDRs)	$4,379	4,893	5,277	7,332	7,939
Classified assets/tier 1 capital plus allowance for loan losses	14.42%	8.18%	7.00%	7.51%	7.99%

	Quarter Ended
	March 31	December 31	September 30	June 30	March 31
(dollars in thousands)	2021	2020	2020	2020	2020
Allowance for Loan Losses
Balance, beginning of period	$44,149	42,219	31,602	22,462	16,642
Loans charged-off	(406)	(1,000)	(1,064)	(1,083)	(266)
Recoveries of loans previously charged-off	56	630	581	23	86
Net loans charged-off	(350)	(370)	(483)	(1,060)	(180)
Provision for loan losses	(300)	2,300	11,100	10,200	6,000
Balance, end of period	$43,499	44,149	42,219	31,602	22,462
Allowance for loan losses to gross loans	1.99%	2.06%	2.03%	1.55%	1.11%
Allowance for loan losses to nonaccrual loans	557.47%	547.14%	482.43%	350.74%	226.14%
Net charge-offs to average loans QTD (annualized)	0.07%	0.07%	0.09%	0.20%	0.04%

Total nonperforming assets decreased by $1.4 million to $7.8 million for the first quarter of 2021, representing 0.30% of total assets, compared to the fourth quarter of 2020. The decrease in nonperforming assets was primarily a result of the sale of $1.2 million in other real estate owned. The allowance for loan losses as a percentage of nonaccrual loans was 557.47% on March 31, 2021, compared to 547.14% on December 31, 2020 and 226.14% on March 31, 2020. During the first quarter of 2021, our classified asset ratio rose to 14.42% as a result of seven, or $26.2 million in the aggregate, hotel loans we downgraded to substandard. We believe that the hospitality and tourism industry is still at risk for credit loss due to reduced business and recreational travel in our markets. We will not know the depth of the impact of the pandemic on the hospitality and tourism industry until a significant portion of the population has received the vaccine and travel restrictions have been lifted. Downgrading these loans reflects our commitment to closely monitor our most at-risk clients.

On March 31, 2021, the allowance for loan losses was $43.5 million, or 1.99% of total loans, compared to $44.1 million, or 2.06% of total loans, at December 31, 2020 and $22.5 million, or 1.11% of total loans, at March 31, 2020. Net charge-offs were $350 thousand, or 0.07% on an annualized basis, for the first quarter of 2021 compared to $370 thousand, or 0.07% of net charge-offs, annualized, for the fourth quarter of 2020. Net charge-offs were $180 thousand for the first quarter of 2020. There was a negative provision for loan losses of $300 thousand for the first quarter of 2021 compared to $2.3 million for the fourth quarter of 2020 and $6.0 million for the first quarter of 2020. The negative provision for the quarter ended March 31, 2021 was driven by a reduction in qualitative adjustment factors related to improvement in the economic and business conditions at both the national and regional levels as of March 31, 2021, partially offset by downgrades in our hotel loan portfolio as we believe the tourism and hospitality industry remains at risk for credit losses due to the pandemic.

LOAN COMPOSITION - Unaudited

	Quarter Ended
	March 31	December 31	September 30	June 30	March 31
(dollars in thousands)	2021	2020	2020	2020	2020
Commercial
Owner occupied RE	$448,505	433,320	419,316	420,858	422,124
Non-owner occupied RE	584,187	585,269	570,139	554,566	534,846
Construction	51,996	61,467	64,063	71,761	74,758
Business	303,895	307,599	303,760	310,212	317,702
Total commercial loans	1,388,583	1,387,655	1,357,278	1,357,397	1,349,430
Consumer
Real estate	574,541	536,311	496,684	437,742	427,697
Home equity	154,157	156,957	161,795	173,739	183,099
Construction	44,170	40,525	39,355	45,629	45,240
Other	22,231	21,419	23,428	22,294	24,795
Total consumer loans	795,099	755,212	721,262	679,404	680,831
Total gross loans, net of deferred fees	2,183,682	2,142,867	2,078,540	2,036,801	2,030,261
Less—allowance for loan losses	(43,499)	(44,149)	(42,219)	(31,602)	(22,462)
Total loans, net	$2,140,183	2,098,718	2,036,321	2,005,199	2,007,799

DEPOSIT COMPOSITION - Unaudited

	Quarter Ended
	March 31	December 31	September 30	June 30	March 31
(dollars in thousands)	2021	2020	2020	2020	2020
Non-interest bearing	$677,282	576,610	575,195	573,548	437,855
Interest bearing:
NOW accounts	304,530	268,739	284,490	285,953	260,320
Money market accounts	1,064,659	1,042,745	1,025,518	1,006,233	979,861
Savings	31,589	27,254	23,837	22,675	19,563
Time, less than $100,000	31,856	36,454	38,510	41,610	43,596
Time and out-of-market deposits, $100,000 and over	148,835	190,956	233,506	258,624	284,503
Total deposits	$2,258,751	2,142,758	2,181,056	2,188,643	2,025,698

Footnotes to tables:

(1) Total revenue is the sum of net interest income and noninterest income.

(2) The tax-equivalent adjustment to net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis.

(3) Annualized for the respective three-month period.

(4) Noninterest expense divided by the sum of net interest income and noninterest income.

(5) Excludes mortgage loans held for sale.

(6) Excludes out of market deposits and time deposits greater than $250,000.

(7) March 31, 2021 ratios are preliminary.

(8) The common equity tier 1 ratio is calculated as the sum of common equity divided by risk-weighted assets.

(9) The tangible common equity ratio is calculated as total equity less preferred stock divided by total assets.

(10) Includes mortgage loans held for sale.

ABOUT SOUTHERN FIRST BANCSHARES

Southern First Bancshares, Inc., Greenville, South Carolina is a registered bank holding company incorporated under the laws of South Carolina. The company’s wholly-owned subsidiary, Southern First Bank, is the largest bank headquartered in South Carolina. Southern First Bank has been providing financial services since 1999 and now operates in 12 locations in the Greenville, Columbia, and Charleston markets of South Carolina as well as the Charlotte, Triangle and Triad regions of North Carolina and Atlanta, Georgia. Southern First Bancshares has consolidated assets of approximately $2.6 billion and its common stock is traded on The NASDAQ Global Market under the symbol “SFST.” More information can be found at www.southernfirst.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are identified by words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target,” and “project,” as well as similar expressions. Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which the company conducts operations may be different than expected, including, but not limited to, due to the negative impacts and disruptions resulting from the national political turmoil as well as continuing impact of the novel coronavirus, or COVID-19, on the economies and communities the company serves, which may have an adverse impact on the company’s business, operations and performance, and could have a negative impact on the company’s credit portfolio, share price, borrowers, and on the economy as a whole, both domestically and globally; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, changes affecting oversight of the financial services industry or consumer protection; (5) the impact of changes to the U.S. presidential administration and Congress on the regulatory landscape, capital markets, and the response to and management of the COVID-19 pandemic; (6) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company; (7) changes in interest rates, which may affect the company’s net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of the company’s assets, including its investment securities; and (8) changes in accounting principles, policies, practices, or guidelines. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

FINANCIAL CONTACT: MIKE DOWLING 864-679-9070

MEDIA CONTACT: ART SEAVER 864-679-9010

WEB SITE: www.southernfirst.com